September 12, 2014

Christopher J. Andrews

Re:	Terms of Separation

Dear Chris:

This letter serves as the confirmation of the agreement (“Agreement”) between you and Infoblox Inc. (the “Company”) concerning the terms of your transition and separation from the Company and offers you the following separation compensation we discussed in exchange for your execution of a general release of claims and covenant not to sue. Except where otherwise set forth, and except as provided in Sections 2(b) and 2(c) of that certain Change in Control Severance Agreement dated April 2, 2012 (the “Change in Control Agreement”), if a Change in Control occurs within sixty (60) days following your Separation Date, as defined below, this Agreement supersedes the terms of that certain offer letter dated August 31, 2006 and the Change in Control Agreement and any other agreement between you and the Company.

1.    Separation Date. Effective September 15, 2014, you relinquish the office and title of EVP Worldwide Field Operations and any officer position you hold with the Company and its subsidiaries. September 30, 2014 is the last date of your employment with the Company (the “Separation Date”).

2.    Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on September 15, 2014, we provided you a final regular paycheck in the gross amount of $12,500.00 for all wages and base salary through September 15, 2014. In the paycheck of September 30, 2014, you will also receive any currently pending reimbursable expenses (including ESPP refund) plus accrued vacation and any similar payments due you from the Company as of the Separation Date. You acknowledge that you have submitted all final expenses eligible for reimbursement by the Separation Date and that you agree that the Company may remit a check of expense reimbursement to you by September 30, 2014. By signing below, you acknowledge that except for the payment of the final August and September 2014 commissions you have earned (calculation of which will be reconciled and paid no later than November 30, 2014 (“Final Payment Date”)), the Company does not owe you any other amounts.

3.    Separation Compensation: In exchange for your agreements to various material terms of this Agreement including, but not limited to, return of Company property (paragraph 4), confidentiality of Company information and non-solicitation (paragraph 5), the general release and waiver of claims (paragraph 6), the covenant not to sue (paragraph 7), the express agreement to comply with the terms of the Change in Control Agreement (paragraph 8), and confidentiality of this Agreement (paragraph 11), and for your signed re-affirmation of the terms hereof on or after the Final Payment Date and you not timely revoking the re-affirmed agreement (the “Reaffirmation”), and the other promises herein, the Company agrees to provide you with the following:

a)     Severance: The Company agrees to pay you a total of One Hundred Fifty Thousand Dollars ($150,000) less applicable state and federal payroll deductions, which equals fifty percent (50%) of your total annual base salary. You will be paid in equal installments over the course of six (6) months pursuant to the Company’s standard payroll practices and the payments will begin upon the later of (i) sixty (60) days following the Separation Date or (ii) following the Reaffirmation to re-affirm the covenants, representations and warranties and release of claims and waiver covering the period between this Agreement and the Release Confirmation Date (as defined in the last signature block of this Agreement).

b)     COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits for the shorter of (i) six (6) months following the Separation Date or (ii) the expiration of your continuation coverage under COBRA. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.

c)    Acceleration; Post-termination Exercise Period: Exhibit A sets forth each stock option and restricted stock unit award you previously have been granted (each, an “Award”). The vesting and exercisability of each Award will accelerate as if you had continued in service with the Company for an additional six (6) months and the vested Awards shall be released within thirty (30) days of the Release Confirmation Date. Exhibit A sets forth the total shares vested (including accelerated shares) for each Award. To the extent an option is intended to qualify as an incentive stock option pursuant to Section 422 of the Internal Revenue Code of 1986, as amended, it will convert from an incentive stock option to a nonstatutory stock option as of the Effective Date, and you will solely be responsible for any tax advice or consequences that result from that conversion. You will have four (4) months following the Separation Date to exercise such options, provided that you may exercise no later than the final expiration date of the option if earlier than four (4) months from your Separation Date. Except as set forth herein, your rights concerning each Award will continue to be governed by the applicable agreements for such Award, and because you have been previously identified as an “Access Person” for purposes of compliance with the Company’s Policy Prohibiting Insider Trading, if the trading blackout window is closed as of the Separation Date, then you shall remain subject to such trading blackout window until it otherwise opens for “Access Persons”.

4.    Return of Company Property: You hereby agree and warrant to the Company that on or before the Separation Date you will return to the Company all Company property, including but not limited to documents, property or data of the Company of any type whatsoever, that has been in your possession or control and you will not retain copies of any such documents, property or data.

5.    Proprietary Information and Non-Solicitation: You hereby acknowledge that you are bound by the attached Proprietary Information and Inventions Agreement (Exhibit B hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence, that you will not make use of such Proprietary Information on behalf of anyone, and that you will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason.

6.    General Release and Waiver of Claims:

a)    The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits, benefits under the Change in Control Agreement or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b)    By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c)    You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802, claims for indemnification under the Company’s Certificate of Incorporation or Bylaws or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

7.    Covenant Not to Sue:

a)    To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b)    Nothing in this section shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c)    Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

8.    Further Covenants: You hereby acknowledge that you entered into the Change in Control Agreement and agree to comply with its terms, where they are not superseded by this Agreement. As a further condition of your receipt of the separation compensation outlined in this Agreement, you agree that, during the twelve-month period following the cessation of your employment, you will cooperate and conduct yourself in a professional and appropriate manner with anyone associated with the Company. By signing below, you acknowledge that you are receiving the separation compensation outlined in the above paragraph 3 in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.

9.    Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

10.    Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

11.    Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

12.    No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

13.    Complete and Voluntary Agreement: This Agreement, together with Exhibit A hereto and the documents referenced herein, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

14.    Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

15.    Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

16.    Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document, and that you may revoke the re-affirmation of this Agreement referenced in paragraph 3(a) within seven (7) days of signing such document. The compensation to be paid to you pursuant to paragraph 3 will be paid only after the end of that seven (7) day revocation period.

17.    Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).

18.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

This offer of separation compensation in exchange for a release of claims will expire at 5:00 p.m. (PST) on October 3, 2014 (which is 21 days following the date on which this Agreement was presented to you).
If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Infoblox Inc.

By:    /s/ Robert D. Thomas
Robert D. Thomas
President and Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Christopher J. Andrews                        Date:     September 15, 2014
Christopher Andrews

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